Exhibit 10.1

THIRD AMENDMENT TO LEASE

THIS Third Amendment to Lease (this “Amendment”) is made and entered into effective as of January 31, 2011, by and between WATER GARDEN COMPANY L.L.C., a Delaware limited liability company (“Landlord”) and ENTRAVISION COMMUNICATIONS CORPORATION, a Delaware corporation (“Tenant”).

1. Recitals.

1.1 Lease. Landlord and Tenant are parties to that certain Office Lease dated as of August 19, 1999 (“Original Lease”), as amended by that certain First Amendment to Lease and Agreement Re: Sixth Floor Additional Space dated as of March 15, 2001, and that certain Second Amendment to Lease (the “Second Amendment”) dated as of October 5, 2005 (collectively, the “Lease”), pertaining to certain Premises consisting of 16,023 rentable square feet, commonly known as Suite 6000W, located on the sixth (6th) floor of the West tower of the office building located at 2425 Olympic Boulevard in Santa Monica, California, all as more particularly described therein. All terms defined in the Lease shall have the same meanings when used in this Amendment, unless a different meaning is clearly expressed herein.

1.2 Amendment. The parties desire to amend the terms of Lease to (i) reflect the extension of the Lease Term, and (ii) otherwise amend the Lease on the terms and conditions set forth in this Amendment.

2. Extension of Lease Term.

2.1 Extension. Landlord and Tenant acknowledge that the Lease Term is currently scheduled to expire on January 31, 2012. Notwithstanding the foregoing currently-scheduled expiration date, the Lease Term is hereby extended for a period of ten (10) years (the “Extended Term”), commencing on February 1, 2011 (the “Extended Term Commencement Date”) and expiring on January 31, 2021, unless sooner terminated or extended pursuant to the Lease or this Amendment. Except as set forth in this Amendment, all of the terms and conditions of the Lease shall continue to apply during the Extended Term.

2.2 Acceptance of Premises. Tenant currently occupies the Premises and has occupied the Premises throughout the Lease Term pursuant to the Lease. Tenant hereby accepts the Premises in their “AS-IS” condition and acknowledges that Landlord shall have no obligation to improve, repair, renovate, restore or refurbish the Premises, except as otherwise expressly provided in the Lease, and neither Landlord nor any agent of Landlord has made or herein makes any representation or warranty concerning the Premises, its condition, or continued suitability for Tenant’s intended use, except as otherwise expressly provided in the Lease. Tenant’s continued occupancy of the Premises shall be deemed conclusive evidence of Tenant’s acceptance of the Premises in accordance herewith.

2.3 Option Term. Section 2.2 of the Original Lease (Option Term) shall remain in full force and effect during the Extended Term, except (i) all references therein to the “Lease Term” shall hereafter be deemed to refer to the Extended Term as provided in this Amendment; (ii) Tenant’s Interest Notice shall be delivered to Landlord not more than fifteen (15) months nor less than twelve (12) months prior to the expiration of the Extended Term; and (iii) Landlord’s

Option Rent Notice, after receipt of Tenant’s Interest Notice, shall be delivered to Tenant not less than eleven (11) months prior to the expiration of the Extended Term.

3. Rent.

3.1 Base Rent. Subject to Section 3.3 below, commencing on the Extended Term Commencement Date and continuing throughout the Extended Term, Tenant shall pay monthly Base Rent for the Premises in the amounts set forth in the following table:

Period during Extended Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot (Rounded)
February 1, 2011 – January 31, 2012	$721,035.00	$60,086.25	$3.75
February 1, 2012 – January 31, 2013	$742,762.20	$61,896.85	$3.863
February 1, 2013 – January 31, 2014	$765,066.24	$63,755.52	$3.979
February 1, 2014 – January 31, 2015	$787,947.00	$65,662.25	$4.098
February 1, 2015 – January 31, 2016	$811,596.96	$67,633.08	$4.221
February 1, 2016 – January 31, 2017	$836,016.00	$69,668.00	$4.348
February 1, 2017 – January 31, 2018	$861,011.88	$71,750.99	$4.478
February 1, 2018 – January 31, 2019	$886,776.96	$73,898.08	$4.612
February 1, 2019 – January 31, 2020	$913,311.00	$76,109.25	$4.75
February 1, 2020 – January 31, 2021	$940,806.48	$78,400.54	$4.893

3.2 Additional Rent. During the Extended Term, Tenant shall continue to pay all Additional Rent as set forth in the Lease, including without limitation, Tenant’s Share of the annual Project Expenses in accordance with Article 4 of the Original Lease; provided, however, effective as of the Extended Term Commencement Date, the Base Year shall be the calendar year 2011. Landlord and Tenant acknowledge that Tenant’s Share is 4.813%.

3.3 Base Rent Abatement. Provided Tenant is not in default under the Lease as amended hereby (beyond any applicable notice and cure periods), Tenant shall not be obligated to pay Base Rent for the Premises for the following months during the Extended Term: January 1, 2012 through March 31, 2012; February 2013; March 2013; February 2014; March 2014; February 2015; March 2015; February 2016; March 2016; February 2017; March 2017; February 2018; March 2018; February 2019; and March 2019. Additionally, provided Tenant is not in default under the Lease as amended hereby (beyond any applicable notice and cure periods), Tenant shall receive a credit against Base Rent in the amount of $15,317 for the month of April

2019 (so that the Base Rent payable for the month of April 2019 shall be reduced to $60,792.25). During all of the months for which Base Rent is abated hereunder, Tenant shall be and remain obligated to pay all Additional Rent otherwise due under the Lease as amended hereby, including, without limitation, Additional Rent for Project Expenses.

4. Security Deposit. Landlord and Tenant acknowledge that Landlord currently holds the Security Deposit in the amount of Fifty-Three Thousand Six Hundred Seventy-Seven and 5/100 Dollars ($53,677.05). Concurrently with Tenant’s execution of this Amendment, Tenant shall deposit with Landlord an amount equal to Twenty-Four Thousand Seven Hundred Twenty-Three and 49/100 Dollars ($24,723.49) to be held by Landlord together with the current Security Deposit, for a total Security Deposit of Seventy-Eight Thousand Four Hundred and 54/100 Dollars ($78,400.54). Landlord shall hold the Security Deposit, as increased hereby, in accordance with the terms of Article 7 of the Second Amendment.

5. Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, excepting only CB Richard Ellis and Cushman & Wakefield of California, Inc. (collectively, “Broker”), whose commission shall be the responsibility of Landlord pursuant to a separate written agreement, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than Broker, occurring by, through, or under the indemnifying party.

6. Parking. During the Extended Term, Tenant’s parking rights and obligations shall remain as set forth in the Lease, except as set forth in this Article 6. If Tenant purchases parking validations in increments of $5,000.00 or greater, Tenant shall receive a twenty percent (20%) discount from Landlord’s prevailing Project rate for parking validations. Tenant shall take reasonable precautions to ensure that the parking validations are utilized only by Tenant’s visitors and guests, and Tenant shall not sell the parking validations. In lieu of the reserved parking spaces set forth in Article 28 of the Original Lease, Tenant shall have the right to rent passes for up to seven (7) reserved parking spaces in the Project parking facility, three (3) of which shall be on the “P-1” level and the remainder of which shall be on the “P-2” or “P-3” levels, at the prevailing rate charged from time to time for reserved parking passes at the Project; provided that the rate charged to Tenant for two (2) of the reserved parking spaces on the “P-1” level shall be the prevailing rate from time to time for unreserved parking on the “P-1” level (currently $200.00 per parking pass per month). In lieu of the unreserved parking passes set forth in the Lease, Tenant shall have the right, but not the obligation, to rent up to three (3) parking passes per 1,000 rentable square feet in the Premises. Tenant shall not increase or decrease the amount of parking passes (within the foregoing parameters) rented by Tenant hereunder more than once per calendar quarter. Notwithstanding anything to the contrary set forth herein, the parking rates charged to Tenant during the Extended Term (i) shall not increase more than once in any 12-month period, and (ii) shall not exceed the prevailing rates for the applicable type of parking charged from time to time at the project currently known as Yahoo! Center.

7. Miscellaneous.

7.1 Lease Ratified. Except as specifically amended or modified herein, each and every term, covenant, and condition of the Lease as amended is hereby ratified and shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall govern. To Tenant’s current, actual knowledge, Landlord is not in default under the Lease and has not committed any violation of the Lease which with the passage of time or giving of notice would constitute a default under the Lease. To Landlord’s current, actual knowledge, Tenant is not in default under the Lease and has not committed any violation of the Lease which with the passage of time or giving of notice would constitute a default under the Lease.

7.2 Binding Agreement. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and permitted assigns.

7.3 Counterparts. This Amendment may be executed in any number of counterparts, each complete set of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.4 Governing Law. This Amendment shall be interpreted and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

LANDLORD:

WATER GARDEN COMPANY L.L.C., a Delaware limited liability company

By:	/s/ Karen Wilbrecht
Karen Wilbrecht Vice President, Real Estate

TENANT:

ENTRAVISION COMMUNICATIONS CORPORATION, a Delaware corporation

By:	/s/ Walter F. Ulloa
Walter F. Ulloa Chairman and Chief Executive Officer

By:	/s/ Christopher T. Young
Christopher T. Young Executive Vice President, Chief Financial Officer and Treasurer